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                              EMPLOYMENT AGREEMENT


                         SHOREWOOD PACKAGING CORPORATION
                                      WITH
                                HOWARD M. LIEBMAN



                  AGREEMENT made effective as of May 3, 1998, among SHOREWOOD PACKAGING CORPORATION, a Delaware corporation having its principal executive offices at 277 Park Avenue, New York, N.Y. 10172-0124 (herein called the "Corporation"), and HOWARD M. LIEBMAN, currently residing at 1302 Azure Place, Hewlett Harbor, N.Y. 11557 (herein called the "Executive").

                              W I T N E S S E T H:

                  The Corporation and the Executive entered into that certain Employment Agreement dated as of May 16, 1994 (the "Prior Employment Agreement"), which provides for the employment of the Executive by the Corporation upon the terms and conditions set forth therein.

                  The Corporation and the Employee desire to enter into a new employment agreement upon the terms and conditions hereinafter set forth, which employment agreement will supersede and replace the Prior Employment Agreement in its entirety.

                  The Corporation recognizes that the longer the Executive remains in the full time active employ of the Corporation, the more valuable will be any consultative and advisory services that the Executive may provide during his full time employment by the Corporation.

                  The Corporation recognizes that the possibility of a proposal from a third person, whether solicited by the Corporation or unsolicited, concerning a possible business combination with the Corporation, including the acquisition of a substantial share of the equity or voting securities of the Corporation, may be unsettling to the Executive and deter him from continuing full time employment with the Corporation.

                  This Agreement is intended to help assure a continuing dedication by the Executive to his duties to the Corporation notwithstanding the possibility or occurrence of a business combination proposal.

                  The Corporation and the Executive believe it imperative that should the Corporation receive proposals from third parties with respect to its future, the Executive should, without being influenced by the uncertainties of his own situation, assess and advise the Corporation whether such proposals would be in the best interest of the Corporation and its
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stockholders and take such other action regarding such proposals as the
Corporation might determine to be appropriate.

                  Accordingly, the parties desire to and do hereby enter into this Agreement as of the date first set forth above.

                  NOW, THEREFORE,

         1. EMPLOYMENT; TERM. Subject to the terms hereof, the term of this Agreement shall be from May 3, 1998 through and including May 2, 2003. The Corporation agrees to and does hereby employ the Executive as Chief Financial Officer and an Executive Vice President for the period commencing May 3, 1998 and terminating May 2, 2003 (the "Employment Period") and the Executive agrees that he shall serve as an Executive Vice President and the Chief Financial Officer of the Corporation during the Employment Period. The foregoing notwithstanding, in the event of any "Change in Control" (as hereinafter defined) of the Corporation at any time during the last two fiscal years of the Corporation beginning prior to May 2, 2003, the Employment Period hereunder shall be automatically extended through and including May 2, 2005.

         2. DUTIES. Except as hereinafter provided, the Executive shall during the Employment Period perform the executive and administrative duties and functions and shall have the powers and privileges of an Executive Vice President and the Chief Financial Officer of the Corporation, as such duties, functions, powers and privileges are defined in the By-Laws of the Corporation in effect on the date hereof and as currently interpreted, and, to the extent not defined therein, as the same are customarily performed and exercised by a Chief Financial Officer or an Executive Vice President of a publicly owned corporation incorporated in one of the states of the United States of America. The Executive shall serve as a member of the Board of Directors (and of the Executive Committee or any similar committee having powers of the Board of Directors now in existence or hereafter created) of the Corporation without any additional compensation for such services for so long as the Executive is elected to serve on the Board, the Executive Committee or any similar committee. As used in this Agreement, the term "Corporation" includes each Subsidiary of the Corporation. So long as he is an officer of the Corporation, the Executive agrees to devote substantially all his business time to the business and affairs of the Corporation, and to exert his best efforts in the performance of his duties as an officer, director and member of any committee of the Board of Directors of the Corporation to which he may be elected, so as to promote the profit, benefit and advantage of the business to the Corporation. The Executive agrees to accept the payments to be made to him under this Agreement as full and complete compensation for the services required to be performed by him under this Agreement.

         3. COMPENSATION. As compensation for the services to be rendered by the Executive pursuant to this Agreement, subject to the conditions herein stated, the Corporation agrees to pay to the Executive all of the following:

                  (a) BASE SALARY. Beginning May 3, 1998 and until the expiration of the Employment Period, the Corporation shall pay to the Executive a base salary (the "Base


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Salary") at a minimum rate of $450,000 per year, payable in weekly or bi-weekly installments as nearly equal as may be practicable or otherwise in accordance with the Corporation's customary payroll practices for its Executives. Executive's Base Salary shall be reviewed annually and may be increased at the Corporation's discretion. This Agreement shall not be deemed abrogated or terminated if the Corporation, in its discretion, shall determine to increase the compensation of the Executive for any period of time or if the Executive shall accept such increase; but, nothing herein shall be deemed to obligate the Corporation to make any such increase.

                  (b) BONUS. Within ninety (90) days after the end of each fiscal year of the Corporation during the Employment Period, the Corporation shall pay to the Executive a cash bonus in an amount determined by the Chairman of the Board of Directors and the President of the Corporation in their sole discretion, but not less than $________ per year (the "Guaranteed Bonus"), pro-rated if the Executive's employment year and the Corporation's fiscal year do not end simultaneously.

                  (c) PARACHUTE EFFECTIVE DATE. Notwithstanding the present effectiveness of this Agreement, the provisions of Sections 3(g), (h), (i), (k),
(l) and (n) of this Agreement shall become operative only when, as and if there has been a "Change in Control" of the Corporation. For purposes of this Agreement, the terms "Subsidiary" and "Subsidiaries" shall mean each corporation of which more than 50% of the outstanding capital stock entitled to vote for directors is owned directly or indirectly by the Corporation and a "Change in Control" of the Corporation shall be deemed to have occurred upon the occurrence of any of the following events:

                           (i) A change in control of the direction and
administration of the Corporation's business of a nature that if any securities of the Corporation were registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), would be required to be reported in response to
(a) Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or (b) Item 1(a) of Form 8-K under the Exchange Act as each is in effect on the date hereof and any successor provisions of such regulations under the Exchange Act, whether or not the Corporation is then subject to such reporting requirements; or

                           (ii) Any "person" or "group" (as such term is used in
connection with Section 13(d) and 14(d)(2) of the Exchange Act) but excluding any employee benefit plan of the Corporation or any "affiliate" or "associate" of the Corporation (as defined in Regulation 12b-2 under the Exchange Act) (a) is or becomes the "beneficial owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of the combined voting power of the Corporation's outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors or (b) acquires by proxy or otherwise 50% or more of the combined voting securities of the Corporation having the right to vote for the election of directors of the Corporation, for any merger or consolidation of the Corporation, or for any other matter; or


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                           (iii) During any period of twenty-four (24)
consecutive months, the individuals who at the beginning of such period constitute the Board of Directors of the Corporation or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof; or

                           (iv) The Corporation shall cease to meet the basic
conditions of listing on the New York Stock Exchange (or any other securities exchange on which the Corporation's Common Stock, as hereinafter defined, is listed for trading) in respect of the number of shares of the Corporation's Common Stock held by the public; or

                           (v) There shall be consummated (A) any consolidation,
merger or recapitalization of the Corporation or any similar transaction involving the Corporation, whether or not the Corporation is the continuing or surviving corporation, pursuant to which shares of the Corporation's common stock, par value $.01 per share ("Common Stock"), would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of Common Stock immediately prior to the merger have the same proportion and ownership of common stock of the surviving corporation immediately after the merger, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation or (C) the adoption of a plan of complete liquidation of the Corporation (whether or not in connection with the sale of all or substantially all of the Corporation's assets) or a series of partial liquidations of the Corporation that is de jure or de facto part of a plan of complete liquidation of the Corporation; provided, that the divestiture of less than substantially all of the assets of the Corporation in one transaction or a series of related transactions, whether effected by sale, lease, exchange, spin-off, sale of the stock or merger of a Subsidiary or otherwise, or a transaction solely for the purpose of reincorporating the Corporation in another jurisdiction, shall not constitute a "Change-in-Control"; or

                           (vi) The Board of Directors of the Corporation shall
approve any merger, consolidation, or like business combination or reorganization of the Corporation, the consummation of which would result in the occurrence of any event described in Section 3(c)(i), (ii) or (v) above.

                  (d) DEFINITION OF "CONTINUING DIRECTORS". For purposes of this Agreement, "Continuing Directors" shall mean the directors of the Corporation in office on the date hereof and any successor to any such director and any additional director who after the date hereof (i) was nominated or selected by a majority of the Continuing Directors in office at the time of his nomination or selection and (ii) who is not an "affiliate" or "associate" (as defined in Regulation 12b-2 under the Exchange Act) or any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of the Corporation's outstanding securities then entitled ordinarily to vote for the election of directors.

                  (e) TERMINATION RIGHTS UNCHANGED. Except as provided in
Section 3(f) below, nothing in this Agreement shall affect any right which the Executive may otherwise have to terminate his employment by the Corporation or a Subsidiary, nor shall anything in this


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Agreement affect any right which the Corporation or any Subsidiary may have to terminate the Executive's employment at any time in any lawful manner, subject to the provision that in the event of termination of the Executive's employment under the circumstances specified in Sections 3(g) and 3(n) below following a Change in Control, the Corporation will provide to the Executive the payments and benefits described in Sections 3(g) and 3(n) of this Agreement.

                  (f) VOLUNTARY TERMINATION. In the event any person or organization commences a tender or exchange offer, circulates a proxy statement to the Corporation's stockholders, or takes other steps designed to effect a Change in Control of the Corporation, the Executive agrees that in order to receive the benefits provided by this Agreement, he will not voluntarily leave the employ of the corporation or any of its Subsidiaries, and will continue to perform his regular duties and to render the services specified in the recitals of this Agreement, until such person or organization has abandoned or terminated his efforts to effect a Change in Control or until a Change in Control has occurred. Should the Executive voluntarily terminate his employment before any such effort to effect a Change in Control of the Corporation has commenced, or after any such effort has been abandoned or terminated without effecting a Change in Control and no such effort is then in process, this Agreement shall lapse and be of no further force or effect. Should the Executive voluntarily terminate his employment with the Corporation or any of its Subsidiaries during such time as any person or organization has commenced, but has not yet abandoned, any steps designed to effect a Change in Control of the Corporation, but at a time when a Change in Control has not been effected, the Executive shall not be entitled to receive any of the benefits of Sections 3(g) or 3(n) hereof.

                  (g) TERMINATION FOLLOWING CHANGE OF CONTROL. If a Change in Control of the Corporation shall have occurred, then Executive shall be entitled to the benefits provided in Section 3(n) hereof upon the subsequent termination of his employment within the applicable period set forth in Section 3(n) hereof following such Change in Control, unless such termination is (i) due to the Executive's death or voluntary Retirement (as defined herein) or (ii) by the Corporation or a Subsidiary by reason of the Executive's Disability (as defined herein) or for Cause (as defined herein) or (iii) by the Executive other than for Good Reason, as such term is defined in Section 3(j)(iv) hereof.

                  (h) TERMINATION BY REASON OF DEATH OR DISABILITY. If the Executive's employment is terminated by reason of his death or Disability during the two (2) years following a Change in Control, the Executive shall be entitled to death or long-term disability benefits, as the case may be, from the Corporation no less favorable than the most favorable benefits to which he would have been entitled had the death or termination for Disability occurred at any time during the period commencing one year prior to the initiation of actions that resulted in a Change in Control. If prior to any such termination for Disability during the two (2) years following a Change in Control, the Executive fails to perform his duties as a result of incapacity due to physical or mental illness, he shall continue to receive his Base Salary and Guaranteed Bonus (as herein defined) less any benefits as may be received by him under the Corporation's or Subsidiary's disability plan until his employment is terminated for Disability, and shall be entitled to the most favorable other benefits applicable under the


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Corporation's policies during the period commencing one year prior to the initiation of actions that resulted in the Change in Control.

                  (i) TERMINATION FOR CAUSE. If the Executive's employment shall be terminated by the Corporation for Cause or by the Executive other than for Good Reason during the two (2) years following a Change in Control, the Corporation shall pay to the Executive his full Base Salary and Guaranteed Bonus, pro-rated through the Date of Termination (as defined herein), at the rate in effect at the time Notice of Termination is given and any amounts to be paid to the Executive pursuant to any deferred compensation or other employee benefit plan or program, and the Corporation shall have no further obligations to the Executive under this Agreement.

                  (j) DEFINITIONS. For purposes of this Agreement:

                           (i) "Disability" shall mean that, as a result of the
Executive's incapacity due to physical or mental illness, the Executive has been absent from the full-time performance of his duties (as described in Section 2 hereof) with the Corporation for six (6) consecutive months and, within thirty
(30) days after Notice of Termination is given to the Executive, he has not returned to the full-time performance of his duties (as described in Section 2 hereof). Any question as to the existence of Disability shall be determined by a qualified independent physician selected by the Executive (or, if he is unable to make such selection, such selection shall be made by any adult member of the Executive's family) and approved by the Corporation. The written determination of such physician shall be final and conclusive for purposes of this Agreement.

                           (ii) "Retirement" shall mean that the Executive shall
have retired after reaching the earliest normal or early retirement date provided in the Corporation's retirement plans as then in effect (or if Executive retires after a Change in Control of the Corporation, as in effect on the date of the Change in Control).

                           (iii) "For Cause" shall mean:

                                    (A) The willful and continued failure by the
Executive to substantially perform his duties with the Corporation (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by the Executive for Good Reason) which is not cured within thirty
(30) days after a written demand for substantial performance is delivered to the Executive by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed his duties; or

                                    (B) The willful engagement in conduct by the
Executive which is demonstrably and materially injurious to the Corporation, monetarily or otherwise, which is not discontinued within five (5) days after written demand to cease and desist from such conduct is delivered to the Executive by the Board of Directors, which demand specifically identifies the conduct which the Board of Directors believes is injurious to the Corporation; or


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                                    (C) Conviction for a felony or other crime
punishable by imprisonment for more than one (1) year, or the entering of a plea of nolo contendere thereto.

                  Notwithstanding any of the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors (other than the Executive) at a meeting called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors the Executive was guilty of conduct set forth above in clause (A), (B) or (C) and specifying the particulars thereof in detail.

                           (iv) "Good Reason" shall mean:

                                    (A) The assignment by the Corporation or a
Subsidiary to the Executive of duties which (i) are inconsistent with, or require travel significantly more time-consuming or extensive than, the Employee's duties and business travel obligations immediately prior to the Change in Control, or (ii) result, without the Executive's express written consent, in a significant reduction in the Executive's authority and responsibility when compared to the highest level of authority and responsibility assigned to the Executive at any time during the six (6) month period prior to the Change in Control; or

                                    (B) A reduction by the Corporation or a
Subsidiary of the Executive's Base Salary, as the same may be increased from time to time hereafter or the Executive's Guaranteed Bonus; or

                                    (C) A change of the Executive's assigned
site location without the Executive's express written consent, or in the event of any relocation of the Executive with his express written consent, the failure by the Corporation to pay (or reimburse the Executive for) all reasonable moving expenses incurred by the Executive and relating to a change of his principal residence, and to indemnify the Executive against any loss realized by the Executive and/or the Executive's spouse in the sale of the Executive's principal residence in connection with any such change of residence, all to the effect that the Executive shall incur no loss on an after-tax basis; or

                                    (D) The failure of the Corporation to
continue to provide the Executive with substantially the same level of retirement and welfare benefits (which for purposes of this Agreement shall mean benefits under all welfare plans as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) and perquisites (including participation on a comparable basis in the Corporation's retirement plans, stock option plans, incentive plans, group life insurance plans, medical, health, accident, disability and other plan in which employees of the Corporation of comparable title and salary grade participate) and any other material benefits hereunder, as were provided to the Executive immediately prior to such Change in Control, or with a package of retirement and welfare benefits and perquisites that, though one or more such benefits or perquisites (including participation on a comparable basis in the Corporation's or a Subsidiary's retirement plans, stock


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option plans, incentive plans, group life insurance plans, medical, health, accident, disability and other plans) may vary from those provided before such Change in Control, is substantially comparable in all material respects when taken as a whole to such retirement and welfare benefits and perquisites provided prior to the Change in Control; or

                                    (E) The failure by the Corporation to obtain
the express written assumption of and agreement to perform this Agreement by any successor as contemplated in Section 3(n)(viii) hereof; or

                                    (F) Any purported termination of the
Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(k) hereof.

                  For purposes of this Section 3(j), no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him knowing and with the intent that such action or inaction would not be in the best interests of the Corporation or otherwise was done or omitted to be done in bad faith.

                           (v) "Base Salary" shall mean the annual base salary
paid to the Executive immediately prior to the Change in Control of the Corporation (provided that such amount shall in no event be less than the annual Base Salary paid to the Executive during the one (1) year period immediately prior to the Change in Control).

                  (k) NOTICE OF TERMINATION. Any purported termination of employment by the Corporation by reason of the Executive's Disability or for Cause, or by the Executive for Good Reason, shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice given by the Executive or by the Corporation or a Subsidiary, as the case may be, which shall indicate the specific basis for termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for determination of any payments under this Agreement; provided, however, that (i) the Executive shall not be entitled to give a Notice of Termination that he is terminating his employment with the Corporation or a Subsidiary for Good Reason after the expiration of six (6) months following the last to occur of the events specified by him to constitute Good Reason and (ii) the Corporation shall not be entitled to give a Notice of Termination that it is terminating Executive's employment hereunder with the Corporation or a Subsidiary by reason of Executive's Disability or for Cause after the expiration of six (6) months following the last to occur of the events specified by it to constitute Good Reason or Disability.

                  (l) DATE OF TERMINATION. For purposes of this Agreement, "Date of Termination" shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of his duties (as described in Section 2 hereof) during such thirty (30) day period) and (ii) if the Executive's employment is terminated for Cause or Good Reason, the date specified in the Notice of Termination, which shall be not more than ninety (90) days after such Notice of Termination is given. If within thirty (30) days after any Notice of


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Termination is given, the party who receives such Notice of Termination notifies the other party that a Dispute (as hereinafter defined) exists, the parties agree to pursue promptly the resolution of such Dispute with reasonable diligence. Pending the resolution of any such Dispute, the Corporation or a Subsidiary shall make the payments and provide the benefits provided for in
Section 3(n) hereof to the Executive. In the event that it is finally determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected), that a challenged termination by the Corporation or a Subsidiary by reason of the Executive's Disability or for Cause was justified, or that a challenged termination by the Executive for Good Reason was not justified, then all sums paid by the Corporation or a Subsidiary to the Executive from the Date of Termination specified in the Notice of Termination until final resolution of the Dispute pursuant to this Section 3(l) shall be repaid promptly by the Executive to the Corporation or a Subsidiary, with interest at the base rate charged from time to time by the Corporation's principal commercial bank. In the event that it is finally determined that a challenged termination by the Corporation or a Subsidiary by reason of the Executive's Disability or for Cause was not justified, or that a challenged termination by the Executive for Good Reason was justified, then the Executive shall be entitled to retain all sums paid to the Executive pending resolution of the Dispute.

                  (m) DEFINITION OF "DISPUTE". For purposes of this Agreement, "Dispute" shall mean (i) in the case of the Executive's termination as an Executive with the Corporation or a Subsidiary for Disability or Cause, that the Executive challenges the existence of Disability or Cause and (ii) in this case of the Executive's termination as an Executive with the Corporation or a Subsidiary by the Executive for Good Reason, that the Corporation or a Subsidiary challenges the existence of Good Reason.

                  (n) PARACHUTE PAYMENTS UPON TERMINATION. If within two (2) years after a Change in Control of the Corporation, the Corporation or a Subsidiary shall terminate the Executive's employment other than by reason of the Executive's death, Disability, voluntary Retirement or for Cause or if the Executive shall terminate his employment for Good Reason then, in any such event, and subject in each case to Section 3(l) hereof, the Corporation or a Subsidiary will pay to the Executive as compensation for services rendered, beginning not later than the fifth business day following completion of the "Parachute Procedure" (as hereinafter defined) if the Corporation elects to follow such procedure and not later than the fifteenth day after the Date of Termination otherwise:

                           (i) the Executive's Base Salary and Guaranteed Bonus
through the Date of Termination, any existing fringe benefits (including medical benefits) and incentive compensation for the fiscal year in which the termination occurs in accordance with any arrangements then existing with the Executive and proportionate to the period of the fiscal year which has expired prior to the termination; and

                           (ii) a lump sum severance payment equal to 2.99 times
the Executive's average annual compensation during the Base Period (as hereinafter defined) (subject to any applicable payroll or other taxes and charges required to be withheld computed at the rate


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for supplemental payments) provided that in no event shall "Total Payments" (as hereinafter defined) exceed 2.99 times the Executive's "Base Amount", as such term is defined in Section 28OG of the Internal Revenue Code (the "Code"). The Executive's Base Amount shall be determined in accordance with temporary or final regulations promulgated under section 28OG of the Code then in effect, if any. In the absence of such regulations, if the Executive was not employed by the Corporation (or any corporation or partnership affiliated with the Corporation (an "Affiliate") within the meaning of Section 1504 of the Code or a predecessor of the Corporation) during the entire five calendar years (the "Base Period") preceding the calendar year in which a Change in Control of the Corporation occurred, the Executive's average annual compensation for the purposes of such determination shall be the lesser of (1) the average of the Executive's annual compensation for the complete calendar years during the Base Period during which the Executive was so employed or (2) the average of the Executive's annual compensation for both complete and partial calendar years during the Base Period during which the Executive was so employed, determined by annualizing any compensation (other than nonrecurring items) includible in the Executive's gross income for any partial calendar year or (3) the annual average of the Executive's total compensation for the Base Period during which the Executive was so employed, determined by dividing such total compensation by the number of whole and fractional years included in the Base Period. Compensation payable to the Executive by the Corporation or any Affiliate or predecessor of the Corporation shall include every type and form of compensation includible in the Executive's gross income in respect of the Executive's employment by the Corporation or any Affiliate or predecessor of the Corporation, including compensation income recognized as a result of the Executive's exercise of stock options or sale of the stock so acquired, except to the extent otherwise provided in temporary or final regulations promulgated under Section 28OG of the Code. For purposes of this Section 3(n), a "change in control of the Corporation" shall have the meaning set forth in Section 28OG of the Code and any temporary or final regulations promulgated thereunder, subject to the limitation stated in Section 3(n)(iii) below; and

                           (iii) (A) Notwithstanding anything to the contrary
contained herein, in the event that any portion of the aggregate payments and benefits (the "Total Payments") received or to be received by the Executive, whether paid or payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, a subsidiary or any other person or entity, would not be deductible in whole or in part by the Corporation, a Subsidiary or by such other person or entity in the calculation of its Federal income tax by reason of section 28OG of the Code, the Total Payments payable shall be reduced by the least amount necessary so that no portion of the Total Payments would fail to be deductible by reason of being an "excess parachute payment."

                           (B) At the option of the Corporation, no payments
shall be made pursuant to this section until the procedure described in this
Section 3(n)(iii) is completed (the "Parachute Procedure"). If the Corporation elects to comply with such procedure, the Corporation shall cause its independent auditors to deliver to the Executive, within fifteen (15) days after the Date of Termination, a statement which shall indicate whether payment to the Executive of the Total Payments would cause any portion of the Total Payment not to be deductible in whole or part in the calculation of Federal income tax by reason of Section 28OG


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of the Code, or would cause, directly or indirectly, an "excess parachute payment" to exist within the meaning of Section 28OG of the Code. Such statement shall set forth the value, calculated in accordance with the principles of
Section 28OG of the Code and any temporary or final regulations promulgated thereunder, of any non-cash benefits or any deferred or contingent payment or benefit payable pursuant to the terms of this Agreement or any other plan, arrangement or benefit, together with sufficient information to enable the Corporation to determine the payments that may be made to the Executive without resulting in a loss of deduction under Section 28OG of the Code or an "excess parachute payment" to the Executive within the meaning of Section 28OG of the Code. The Corporation warrants to the Executive the accuracy of all information and calculations supplied to the Executive in such statement. If such statement indicates that payment of the Total Payments would result in a loss of a deduction by reason of Section 28OG of the Code or would cause an "excess parachute payment" to exist within the meaning of Section 28OG of the Code, the Executive shall, within thirty (30) days after receipt of the statement, deliver to the Corporation a statement indicating which of the payments and benefits specified in such auditor's statement the Executive elects to receive; provided, however, that the payments and benefits selected by the Executive shall not result in a loss of deduction under Section 28OG of the Code or an "excess parachute payment" to the Executive within the meaning of Section 28OG of the Code and, provided, further, however, that if the Corporation does not comply with the Parachute Procedure, it shall deliver the payments required by this
Section 3(n) within fifteen (15) days after the Date of Termination. Delivery of the statement by the Executive to the Corporation shall constitute completion of the Parachute Procedure; and

                           (iv) The Corporation shall contest any improper
assessment of an excise or other tax imposed as a result of determination that an "excess parachute payment" has been made to the Executive within the meaning of Section 28OG of the Code. If it is established pursuant to a final determination of a court of competent jurisdiction or an Internal Revenue Service proceeding that an "excess parachute payment" does in fact exist, within the meaning of Section 28OG of the Code, then the Executive shall pay to the Corporation, upon demand, an amount not to exceed the sum of (i) the excess of the aggregate Total Payments over the aggregate Total Payments that would have been paid without any portion of such payment being deemed an "excess parachute payment" within the meaning of Section 28OG of the Code and (ii) interest on the amount set forth in clause (i) above at the applicable federal rate specified in
Section 1274(d) of the Code from the date of receipt by the Executive of such excess until the date of such repayment.

                           (v) If litigation shall be brought to enforce or
interpret any provision contained herein, the Corporation shall indemnify the Executive for his attorneys' fees and disbursements incurred in such litigation and pay prejudgment interest on any money judgment obtained by the Executive calculated at the base rate of interest charged from time to time from the date that payment should have been made under this Agreement; provided, however, that the Executive shall not have been found by the court to have had no cause to bring the action, or to have acted in bad faith, which findings must be final with the time to appeal therefrom having expired and no appeal having been taken.


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
                           (vi) The Corporation's obligation to pay the
Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand.

                           (vii) Except as expressly provided herein, the
Corporation waives all rights it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part. Except as otherwise provided herein, each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover for any reason all or any part of such payment from the Executive or any person entitled thereto. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment, and if Executive obtains such other employment, any compensation earned by Executive pursuant thereto shall not be applied to mitigate any payment made to Executive pursuant to this Agreement.

                           (viii) The Corporation shall require any successor
(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by written agreement to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, the term "Corporation" shall mean the Corporation as hereinbefore defined and any successor to or assignee of its business and/or assets as aforesaid which executes and delivers the agreement required by this Section 3(n)(viii), or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                           (ix) This Agreement shall constitute the entire
agreement between the Executive and the Corporation concerning the Executive's termination subsequent to a Change in Control as provided herein, and performance of its obligations hereunder by the Corporation shall constitute full settlement and release of any claim or cause of action, of whatsoever nature, which the Executive might otherwise assert or claim against the Corporation or any of its directors, stockholders, officers or employees on account of such termination. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and an authorized officer of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provision or condition at such same or at any prior or subsequent time. No assurances or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. However, this Agreement is in addition to and not in lieu or any other plan providing for payments to or benefits for the Executive or any agreement now existing or which hereafter may be entered into between the Corporation and the Executive, provided that, notwithstanding anything to the contrary contained


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
in the terms of any such plan or agreement, in the event of Executive's termination, within two (2) years after a Change in Control as provided herein, of Executive's employment, this Agreement shall govern the rights and the obligations of the Corporation and the Executive.

         4. BENEFITS. The Executive shall be entitled to participate in any life, accident and health insurance, hospitalization or any other plan or benefits afforded by the Corporation to its executives generally, if and to the extent that the Executive is eligible to participate in accordance with the provisions of any such plan or for such benefits. Nothing herein is intended, or shall be construed, to require the Corporation to institute any, or any particular, plan or benefits. In addition, the Executive shall be furnished with an automobile lease allowance of $[1,000] per month during the Employment Period plus reimbursement for reasonable insurance, maintenance, gasoline and parking expenses incurred in furtherance of the Corporation's business.

         5. EARLY TERMINATION; NO CHANGE OF CONTROL. If prior to the expiration of this Agreement or a Change in Control of the Corporation, (a) the Executive fails because of Disability to perform services of the character contemplated by
Section 2 of this Agreement; or (b) if the Corporation's Board of Directors determines that the Executive has been negligent in the performance of his duties, has willfully neglected his duties, has been dishonest, has willfully disobeyed the Corporation's rules, instructions or orders or has breached any of his covenants herein contained (any such conduct, to be referred to as "Objectionable Conduct"); then, the Corporation may by written "Notice of Termination" (defined below) terminate Executive's employment herein. In addition, this Agreement shall terminate immediately upon the death or Retirement of Executive. Upon any termination of the Executive's employment under this Section 5, the Executive shall be deemed removed from all positions held by him with the Corporation, its subsidiaries and affiliates, effective as of the "Date of Termination" (defined below). Upon any termination of the Executive's employment under this Section 5, the Executive shall be entitled to receive solely all amounts and benefits to be paid or provided by the Corporation under Sections 3(a), 3(b) and 4 of this Agreement up to the Date of Termination, except that a "Proportionate Part" (hereinafter defined) of the Guaranteed Bonus is payable under Section 3(b) of this Agreement. The provisions of this Section 5 shall terminate and cease to be of any force or effect immediately upon any Change in Control of the Corporation. For purposes of this
Section 5 only, (i) "Date of Termination" shall mean, (x) in respect of any termination of Executive's employment by reason of death or retirement, the effective date of Retirement or the date of death, as the case may be, (y) in respect of any termination of Executive's employment by reason of Disability, thirty (30) days after the Notice of Termination is given to Executive (provided that Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period) and (z) in respect of any termination of Executive's employment by reason of Objectionable Conduct, fifteen (15) days after the Notice of Termination is delivered to Executive (provided that Executive shall not have cured and/or ceased, as appropriate, such conduct within such fifteen (15) day period; (ii) "Notice of Termination" shall mean a notice given by the Company to Executive which shall indicate the specific basis for termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for determination of any payments due under this Agreement; provided, however, that the Company shall not be entitled to give a Notice of Termination that it is terminating Executive's


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
employment after the expiration of six (6) months following the last to occur of the events constituting the basis for such termination.; and (iii) a "Proportionate Part" shall be the amount determined by multiplying the Guaranteed Bonus by a fraction the numerator of which shall be the number of days of an Employment Year which have elapsed prior to the date of the termination of the Executive's employment and the denominator of which is three hundred and sixty-five (365).

         6. (a) COMPLETE PAYMENT. Upon the payment of the amounts provided in this Agreement, the Corporation shall have no further liability of any kind or nature whatsoever to the Executive under this Agreement, except such liability, if any, as may continue under any plan or for the benefits (in accordance with the express terms hereof) referred to in Section 4 hereof. Notwithstanding the foregoing, Executive expressly reserves any rights he may have at law, equity or otherwise in the event that his employment by the Corporation is terminated in contravention of this Agreement.

                  (b) ON-COMPETITION. The Executive expressly covenants and agrees that during the term of this Agreement he will not, directly or indirectly, own, manage, operate, join, control or participate in or be connected with as an officer, employee, partner, stockholder, or otherwise, any business, individual, partnership, firm or corporation (other than a parent of the Corporation or a subsidiary or affiliate of such parent), which is at the time engaged wholly or partly, in the business of manufacturing and marketing packaging products or in any business which is directly in competition with the then business of the Corporation or any subsidiary or affiliate of the Corporation (as defined in the General Rules and Regulations promulgated under the Securities and Exchange Act of 1934), or any firm, partnership or corporation which shall succeed to all or a substantial part of the business of the Corporation, or any such subsidiary or affiliate.

                  (c) INVESTMENTS. Nothing in this Agreement is intended, or shall be construed, to prevent the Executive during the term of his employment hereunder from investing in the stock or other securities listed on a national securities exchange or actively traded on the over-the-counter market of any corporation which is at the time engaged wholly or partly in any business which is, directly or indirectly, at the time, in competition with the business of the Corporation or any such subsidiary or affiliate, or any firm, partnership, or corporation which shall succeed to all or a substantial part of the business of the Corporation, or any such subsidiary or affiliate, provided that the Executive and direct members of his family living in the same household as the Executive shall not directly or indirectly, hold, beneficially or otherwise, in the aggregate, more than three percent of any issue of such stock or other securities of any one such corporation.

                  (d) CONFIDENTIAL INFORMATION. The Executive expressly covenants and agrees that he will not at any time, during the term of his employment hereunder or thereafter and without regard to when or for what reason, if any, such employment shall terminate, directly or indirectly, use or permit the use of any trade secrets, customers' lists or other information of, or relating to, the Corporation, or any Subsidiary or affiliate, in connection with any activity of business, except the business of the Corporation of any Subsidiary or affiliate of the Corporation, and will not divulge such trade secrets, customers' lists, and information to any person, firm, or corporation whatsoever, except as may be necessary in the performance of his duties hereunder.

                  (e) REMEDIES. It is expressly understood and agreed that the services to be rendered hereunder by the Executive are special, unique, and of extraordinary character, and in the event of the breach by the Executive of any of the terms and conditions of this Agreement on his part to be performed hereunder, or in the event of the breach or threatened breach by the Executive of the terms and provisions of paragraphs (b) or (d) of this Section, then the Corporation shall be entitled, if it so elects, to institute and prosecute any proceedings in any court of competent jurisdiction, either in law or equity, for such relief as it deems appropriate, including, without limiting the generality of the foregoing, any proceedings, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by the Executive or to enjoin the Executive from performing services for any other person, firm or corporation.

         7. SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement in any circumstance shall not affect the validity or enforceability of such provision in any other circumstance or the validity or enforceability of any other provision of this Agreement, and except to the extent such provision is invalid or unenforceable, this Agreement shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail, to his then residence in the case of the Executive or to its principal office in the case of the Corporation, and shall be deemed given when deposited in the United States mails, postage prepaid.

         9. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties and supersedes all prior agreements between the parties with respect to the subject matter hereof. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         10. WAIVER. The waiver by the Corporation of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. The waiver by the Executive of a breach of any provisions of this Agreement by the Corporation shall not operate or be construed as a waiver of any subsequent breach by the Corporation

         11. GOVERNING LAW. This Agreement shall be subject to, and governed by, the laws of the State of New York.

         12. SUCCESSORS. The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and shall be binding upon any successor of the

Corporation or to the business of the Corporation. Neither this Agreement or any rights or obligations of the Executive hereunder shall be transferable or assignable by the Executive; provided, however, that this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

                  IN WITNESS WHEREOF, the parties hereto have duly signed this Agreement in duplicate original effective as of May 3, 1998.


                                         SHOREWOOD PACKAGING CORPORATION



                                         By:
                                            -----------------------------
                                            Name:
                                            Title:



                                         --------------------------------
                                         HOWARD M. LIEBMAN


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